Exhibit 99.4

                         FORM OF LETTER TO CLIENTS
                                    FOR
                         TENDER OF ALL OUTSTANDING
                        3.875% SENIOR NOTES DUE 2008
                              IN EXCHANGE FOR
                        3.875% SENIOR NOTES DUE 2008
                                     OF
                         DOW JONES & COMPANY, INC.

To Our Clients:

     We are enclosing herewith a Prospectus, dated __________, 2005, of Dow Jones & Company, Inc. ("Dow Jones"), and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by Dow Jones, to exchange up to $225 million principal amount of its new 3.875% Senior Notes due 2008 (the "Exchange Notes"), which will be registered under the Securities Act of 1933, as amended (the "Securities Act"), for up to $225 million principal amount of its outstanding 3.875% Senior Notes Due 2008 originally issued on February 17, 2005 (the "Outstanding Notes"), upon the terms and subject to the conditions set forth in the Exchange Offer.

     PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON __________, 2005 UNLESS EXTENDED BY DOW JONES IN ITS SOLE DISCRETION.

     THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF OUTSTANDING NOTES BEING TENDERED.

     We are the holder of record of Outstanding Notes held by us for your account. A tender of such Outstanding Notes can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Outstanding Notes held by us for your account.

     We request instructions as to whether you wish to tender any or all of the Outstanding Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. Please so instruct us by completing, executing and returning to us the enclosed Instruction to Registered Holder from Beneficial Holder enclosed herewith. We urge you to read carefully the Prospectus and the Letter of Transmittal before instructing us to tender your Outstanding Notes. We also request that you confirm with such instruction form that we may on your behalf make the representations contained in the Letter of Transmittal.

     Pursuant to the Letter of Transmittal, each Holder of Outstanding Notes will represent to Dow Jones that the person acquiring Exchange Notes in the Exchange Offer, whether or not that person is the Holder, is obtaining them in the ordinary course of its business, and neither the Holder nor that other person has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes issued in the Exchange Offer. If any Holder or any other person is an "affiliate," as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the notes to be acquired in the Exchange Offer, the Holder or any other person: (i) may not rely on applicable interpretations of the staff of the Securities and Exchange Commission; and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who acquired its Outstanding Notes as a result of market-making activities or other trading activities, and thereafter receives Exchange Notes issued for its own account in the Exchange Offer, must acknowledge that it will deliver this prospectus in connection with any resale of such Exchange Notes issued in the Exchange Offer. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                    Very truly yours,